UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2012

GRIFFON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-06620	11-1893410
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

712 Fifth Avenue, 18th Floor
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 957-5000
(Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Restricted Share Award Agreement with each of Mr. Ronald J. Kramer and Mr. Douglas J. Wetmore

Effective January 10, 2012, each of Ronald J. Kramer, Griffon’s Chief Executive Officer, and Douglas J. Wetmore, Griffon’s Chief Financial Officer, entered into an amendment to modify the performance terms of the restricted share award originally granted to such executive in February 2011 and described in Griffon’s Proxy Statement which was filed with the Securities and Exchange Commission on December 20, 2011. Each amendment eliminates the automatic seven year time vesting feature, and shortens to four years from the date of the amendment the time within which the performance condition must be achieved (the performance condition requires that Griffon’s common stock close at or above $16 per share for thirty consecutive trading days). Accordingly, if the $16 closing price condition is not met by January 9, 2016, then all shares subject to the restricted share awards will be forfeited. Each amendment also adds a requirement that in order for the restricted shares to vest, the executive may not voluntarily leave the company’s employ or be terminated for cause within one year after the performance condition is achieved. A copy of the amended and restated restricted share agreement for each of Mr. Kramer and Mr. Wetmore is filed as Exhibit 99.1 and Exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Amended and Restated Restricted Share Award letter made as of January 10, 2012 by and between Griffon Corporation and Ronald J. Kramer
99.2	Amended and Restated Restricted Share Award letter made as of January 10, 2012 by and between Griffon Corporation and Douglas J. Wetmore

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan

Seth L. Kaplan
Senior Vice President

Date:   January 10, 2012

Exhibit Index

99.1	Amended and Restated Restricted Share Award letter made as of January 10, 2012 by and between Griffon Corporation and Ronald J. Kramer
99.2	Amended and Restated Restricted Share Award letter made as of January 10, 2012 by and between Griffon Corporation and Douglas J. Wetmore